EXHIBIT EX-99.H1A

                        ADMINISTRATIVE SERVICES AGREEMENT

      This ADMINISTRATIVE SERVICES AGREEMENT is made as of this 23rd day of August, 2006 (the "Agreement") by and between The World Funds, Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Maryland, and Commonwealth Shareholder Services, Inc. ("CSS"), a corporation duly organized and existing under the laws of the Commonwealth of Virginia.

                                WITNESSETH THAT:

      WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios (the "Funds"), each of which may consist of one or more classes of shares of common stock;

      WHEREAS, the Company desires to appoint CSS as its Administrative Services Agent on behalf of the Funds to perform certain administrative services for the Funds and to provide certain other ministerial services to implement the investment decisions of the Funds and the investment adviser of each Fund (the "Adviser"); and

      WHEREAS, CSS is willing to perform such functions upon the terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

      Section 1. Appointment. The Company hereby appoints CSS as its Administrative Services Agent on behalf of the Funds, and CSS hereby accepts such appointment, to furnish the Funds listed on Schedule A, as may be amended from time to time, with administrative services as set forth in this Agreement.

      Section 2. Duties. CSS shall perform or supervise the performance of others of the services set forth in Schedule B hereto. CSS shall provide the Company with all necessary office space, equipment, personnel, facilities (including facilities for Shareholders' and Directors' meetings) and compensation for providing such services. CSS may sub-contract with third parties to perform certain of the services to be performed by CSS hereunder; PROVIDED, however, that CSS shall remain principally responsible to the Company for the acts and omissions of such other entities.

      Except with respect to CSS's duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Company assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

      Section 3. Compensation and Expenses. The Company agrees to pay CSS compensation for its services as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Board of Directors of the Company (the "Board") and CSS. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to CSS such compensation as shall be payable prior to the effective date of termination.

      In addition, the Company shall reimburse CSS from the assets of each Fund certain reasonable expenses incurred by CSS on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any economy class travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may incur in connection with its services to each Fund.

      All fees and reimbursements are payable in arrears on a monthly basis and the Company, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within five (5) business days following receipt of the respective billing notice.

      Section 4. Company Reports to CSS. The Company shall furnish or otherwise make available to CSS such copies of each Fund's prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each Fund's net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund's securities and other information relating to the Company's business and affairs as CSS may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. CSS shall maintain such information as required by regulation and as agreed upon between the Company and CSS.

      Section 5. Maintenance of Records. CSS shall create and maintain all records required by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as they may be amended from time to time, pertaining to the various functions CSS performs under this Agreement and which are not otherwise created or maintained by another party pursuant to contract with the Company. All such records shall be the property of the Company and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Fund on and in accordance with the Company's request. The Company and the Company's authorized representatives shall have access to CSS's records relating to the services to be performed under this Agreement at all times during CSS's normal business hours. Upon the reasonable request of the Company, copies of any such records shall be provided promptly by CSS to the Company or the Company's authorized representatives.

      Section 6. Reliance on Company Instructions and Experts. CSS may rely upon the written advice of the Company and upon statements of the Company's legal counsel, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and CSS shall not be liable for any actions taken in good faith upon such statements.

      Section 7. Standard of Care. CSS shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by CSS in writing. CSS shall at all times act in good faith and agrees to use its best effect within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from CSS's, its employees' or its agents' willful misfeasance, bad faith or gross negligence in the performance of CSS's duties under this Agreement, or by reason of reckless disregard of CSS's, its employees' or its agents' obligations and duties hereunder. Notwithstanding the foregoing, the limitation on CSS's liability shall not apply to the extent any loss or damage results from any fraud committed by CSS or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person's obligations under this Agreement or can cause danger or harm) of CSS.

      Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) CSS shall not be liable for losses beyond its control, provided that CSS has acted in accordance with the standard of care set forth above; and (ii) CSS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by the Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which CSS reasonably believes to be genuine; or (B) subject to Section 25, delays or errors or loss of data occurring by reason of circumstances beyond CSS's control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      Section 8. Limitation of Liability Regarding CSS. CSS shall not be liable for any actions taken in good faith reliance upon any authorized written instructions or any other document reasonably believed by CSS to be genuine and to have been executed or signed by the proper person or persons. CSS shall not be held to have notice of any change of authority of any officer, employee or agent of the Company until receipt of notification thereof by the Company.

      Section 9. Limited Recourse. CSS hereby acknowledges that the Funds' obligations hereunder with respect to the Shares are binding only on the assets and property belonging to the Funds. The obligations of the parties hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Funds personally, but shall bind only the property of the Funds. The execution and delivery of this agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Funds' property.

      Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Series and that no Series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      Section 10. Indemnification by the Funds. Each Fund shall indemnify CSS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys' fees and expenses, incurred by CSS that result from: (i) any claim, action, suit or proceeding in connection with CSS's entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by CSS in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of CSS upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Company with respect to such Fund; or (iv) any error, omission, inaccuracy or other deficiency of any information provided to CSS by the Company, or the failure of the Company to provide or make available any information requested by CSS knowledgeably to perform its functions hereunder; PROVIDED, that CSS shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of CSS or its employees, agents or contractors.

      Section 11. Indemnification by CSS. CSS shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys' fees and expenses, incurred by such Fund which result from: (i) CSS's failure to comply with the terms of this Agreement with respect to such Fund; or (ii) CSS's lack of good faith in performing its obligations hereunder with respect to such Fund; or (iii) CSS's gross negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund.

      In order that the indemnification provisions contained in Sections 10 and 11 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Company shall have the option to participate with CSS in the defense of such claim or to defend against said claim in its own name or that of CSS. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party's written consent, which consent shall not be unreasonably withheld.

      Section 12. Confidentiality. CSS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Company and its Shareholders received by CSS in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; PROVIDED, however, that CSS may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Company.

      Upon termination of this Agreement, CSS shall return to the Company all copies of confidential or non-public personal information received from the Company hereunder, other than materials or information required to be retained by CSS under applicable laws or regulations. CSS hereby agrees to dispose of any "consumer report information," as such term is defined in Regulation S-P.

      Section 13. Holidays. Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CSS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CSS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Company and CSS are open. CSS will be open for business on days when the Company is open for business and/or as otherwise set forth in each Fund's prospectus(es) and Statement(s) of Additional Information.

      Section 14. Termination. This Agreement shall remain in effect with respect to each Fund until terminated.

      This Agreement may be terminated by either party at any time, without the payment of a penalty upon ninety (90) days' written notice to other party. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, CSS shall promptly transfer to the successor administrator the original or copies of all books and records maintained by CSS under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator's responsibilities. If this Agreement is terminated by the Company, the Company shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, CSS reserves the right to charge for any other reasonable expenses associated with such termination.

      Section 15. Notice. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that oral instructions may be given if authorized by the Board and preceded by a certificate from the Company's Secretary so attesting. Notices to the Company shall be directed to 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III; and notices to CSS shall be directed to:
8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235, Attention: Mr. John Pasco, III.

      Section 16. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      Section 17. Assignment; Third Party Beneficiaries. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; PROVIDED, however, that this Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      Section 18. Services Not Exclusive. The services of CSS to the Company are not deemed exclusive, and CSS shall be free to render similar services to others, to the extent that such service does not affect CSS's ability to perform its duties and obligations hereunder.

      Section 19. Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

      Section 20. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements to the subject matter thereof.

      Section 21. Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

      Section 22. Amendments. This Agreement may be amended from time to time by a writing executed by the Company and CSS. The compensation stated in Schedule A attached hereto may be adjusted from time to time by the execution of a new schedule signed by both of the parties.

      Section 23. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

      Section 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      Section 25. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that CSS is excused from maintaining reasonable business continuity plans to address potential service outages.

      Section 26. Survival. The obligations of Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 17, 20, 21, 23, 24, 25 and 27 shall survive any termination of this Agreement.

      Section 27. Governing Law. This Agreement shall be governed by and construed to be in accordance with the laws of the State of Maryland, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                              THE WORLD FUNDS, INC.

                     By: __________________________
                                 John Pasco, III
                                    Chairman


                     COMMONWEALTH SHAREHOLDER SERVICES, INC.



                     By: __________________________
                                 John Pasco, III
                          Chief Executive Officer

A-10
1-WA/2596045.12
                              Amended and Restated
                                   Schedule A
                                     to the
                            Administration Agreement
                                     between
               The World Funds, Inc. (the "Company")
                                       and
          Commonwealth Shareholder Services, Inc. ("CSS")

                          Dated as of November 1, 2008


Compensation to be Paid to CSS:
------------------------------

                                 CSI Equity Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund             Administrative Services Fee
     ------------             ---------------------------
     CSI Equity Fund          0.10% on the first $75 million
                              (with a minimum annual fee of
                              $30,000), 0.07% on assets in
                              excess of $75 million

                Dividend Capital Realty Income Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee Dividend Capital Realty 0.10% on the first $75 million Income Fund (with a minimum annual fee of
                              $30,000); 0.07% on assets in
                              excess of $75 million

                          Eastern European Equity Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee Eastern European Equity 0.20% on the first $125 million Fund (with a minimum annual fee of
                              $30,000); and 0.15% on assets in
                              excess of $125 million

            Epoch Global Equity Shareholder Yield Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee Epoch Global Equity 0.10% on the first $75 million Shareholder Yield Fund (with a minimum annual fee of
                              $30,000); 0.05% on assets in
                              excess of $75 million

                Epoch International Small Cap Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee Epoch International 0.15% on the first $75 million Small Cap Fund (with a minimum annual fee of
                              $30,000); 0.10% on assets in
                              excess of $75 million

                         Epoch U.S. All Cap Equity Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund             Administrative Services Fee
     ------------             ---------------------------
     Epoch U.S. All Cap       0.10% (with a minimum fee of
     Equity Fund              $15,000 per year for a period of
                              two years from the date of the
                              Fund's inception, $30,000 per
                              year thereafter); 0.07% on
                              assets in excess of $75 million

                          Third Millennium Russia Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee Third Millennium Russia 0.20% on the first $125 million Fund (with a minimum annual fee of
                              $30,000); and 0.15% on assets in
                              excess of $125 million

              REMS Real Estate Value Opportunity Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund Administrative Services Fee REMS Real Estate 0.10% (with a minimum fee of Value-Opportunity Fund $15,000 per year for a period of two years from the date of the Fund's inception, $30,000 per year thereafter); 0.07% on assets in excess of $75 million

                             The Exceptionator Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C.    For Compliance services, CSS shall be paid $1,000 per month.

D. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

           Name of Fund          Administrative Services Fee
           ------------          ---------------------------
        Exceptionator Fund       0.10% With a minimum fee of
                              $30,000 per year.0.07% on assets
                                  in excess of $100 million





























                 Epoch U.S. Large Cap Equity Fund

A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $30 per hour of actual time used.

B. For shareholder servicing, CSS shall be paid at the rate of $30 per hour of actual time used.

C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

     Name of Fund             Administrative Services Fee
     ------------             ---------------------------
     Epoch U.S. Large Cap     0.10% (with a minimum fee of
     Equity Fund              $15,000 per year for a period of
                              two years from the date of the
                              Fund's inception, $30,000 per
                              year thereafter); 0.07% on
                              assets in excess of $75 million

B-5
1-WA/2596045.12

























                                   Schedule B
                                     to the
                            Administration Agreement
                                     between
               The World Funds, Inc. (the "Company")
                                       and
          Commonwealth Shareholder Services, Inc. ("CSS")

                           Dated as of August 23, 2006

Services to be Provided by CSS:
------------------------------

1. Subject to the direction and control of the Board of Directors of the Company (the "Board"), CSS shall manage all aspects of each Fund's operations with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Company, all in such manner and to such extent as may be authorized by the Board.

2. Oversee the performance of administrative and professional services rendered to each Fund by others, including its custodian, fund accounting agent, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for each Fund, including:

(a)   The preparation and maintenance by each Fund's custodian,
                transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as my be required by applicable law, of all documents and records relating to the operation of each Fund required to be prepared or maintained by the Company or its agents pursuant to applicable law.

(b) The reconciliation of account information and balances among each Fund's custodian, transfer agent, dividend disbursing agent and fund accountant.

(c)        The transmission of purchase and redemption orders for shares.

(d) The performance of fund accounting, including the accounting services agent's calculation of the net asset value ("NAV") of each Fund's shares.

3. For new series or classes, obtain CUSIP numbers, as necessary, and estimate organizational costs and expenses and monitor against actual disbursements.

4. Assist each Fund's investment adviser in monitoring fund holdings for compliance with prospectus investment restrictions and limitations and assist in preparation of periodic compliance reports, as applicable.

5. Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

6. Prepare and mail quarterly and annual Code of Ethics forms for: (i) disinterested Board members; and (ii) officers of the Company, if any, that are also employees of CSS, including a review of returned forms against portfolio holdings and reporting to the Board.

7.         Prepare and mail annual Directors' and Officers' questionnaires.

8.         Maintain general Board calendars and regulatory filings calendars.

9. As mutually agreed to by the parties, prepare updates to and maintain copies of the Company's charter and by-laws.

10. Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

11. Prepare selected management reports for performance and compliance analyses agreed upon by the Company and CSS from time to time.

12. Advise the Company and the Board on matters concerning each Fund and its affairs.

13.   With the assistance of the counsel to the Company, the
           investment adviser, officers of the Company and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Company and CSS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare minutes of the meetings of the Board for review by Company's legal counsel, as necessary.

14. Provide assistance to each Fund's independent public accountants in order to determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income and excise tax requirements.

15. Assist each Fund's independent public accountants with the preparation of each Fund's federal, state and local tax returns to be review by each Fund's independent public accountants.

16. Prepare and maintain each Fund's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily NAV.

17. In consultation with counsel for the Company, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(a)        Amendments to each Fund's Registration Statement on Form N-1A.

(b) Periodic reports to each Fund's shareholders and the U.S. Securities and Exchange Commission (the "SEC"), including but not limited to annual reports and semi-annual reports.

(c)        Notices pursuant to Rule 24f-2.

(d)        Proxy materials.

(e)        Reports to the SEC on Form N-SAR, Form N-CSR, Form N-Q and Form N-PX.

18.        Coordinate each Fund's annual or SEC audit by:

(a) Assisting each Fund's independent auditors, or, upon approval of each Fund, any regulatory body in any requested review of each Fund's accounts and records.

(b) Providing appropriate financial schedules (as requested by each Fund's independent public accountants or SEC examiners); and

(c)        Providing office facilities as may be required.

19. Assist the Company in the handling of routine regulatory examinations and work closely with the Company's legal counsel in response to any non-routine regulatory matters.

20.   After consultation with counsel for the Company and the
           investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund.

21. Monitor sales of shares, ensure that the shares of the Company are validly issued under the laws of the State of Maryland and properly and duly registered with the SEC.

22. Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of each Fund and other appropriate purposes.

23. Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

24. Authorize the payment of Fund expenses and pay, from Fund assets, all bills of each Fund.

25. Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

26.   Assist each Fund in the selection of other service
           providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; PROVIDED that CSS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

27.   Provide assistance to each Fund in the servicing of
           shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time. CSS shall, in addition, provide such additional administrative non-advisory management services as CSS and the Company may from time to time agree.

28. Assist the Company's Chief Compliance Officer with issues regarding the Company's compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

29. Perform certain compliance procedures for the Company which will include, among other matters, monitoring compliance with personal trading guidelines by the Company's Board.

30.   Assist the Company with its obligations under Section 302
           and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by CSS or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Company's officers on Form N-CSR and Form N-Q.

31. Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters.

32. CSS shall provide such other services and assistance relating to the affairs of each Fund as the Company may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.